Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By And Between

NEXTIER, INC.

and

EUREKA FINANCIAL CORP.

Dated as of

September 3, 2015

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF NEXTIER		21
5.1	Organization.	22
5.2	Authority; No Violation.	22
5.3	Financial Statements.	23
5.4	Reports.	24
5.5	Compliance with Applicable Law.	24
5.5	Financial Advisor; Broker’s and Other Fees.	24
5.6	Legal Proceedings.	25
5.7	Financial Capability.	25
5.8	Required Vote; No Dissenter’s Rights.	25

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		25
6.1	Affirmative Covenants.	25
6.2	Negative Covenants.	25
6.3	Reports.	28

ARTICLE 7 ADDITIONAL AGREEMENTS		28
7.1	Eureka Stockholder Approval.	28
7.2	Acquisition Proposals.	29
7.3	Consents of Regulatory Authorities.	31
7.4	Agreement as to Efforts to Consummate.	32
7.5	Investigation and Confidentiality.	32
7.6	Press Releases.	33
7.7	Governing Documents.	33
7.8	Employee Benefits and Contracts.	33
7.9	Indemnification.	36
7.10	Governance After the Merger.	37
7.11	Adverse Changes in Condition.	37

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		38
8.1	Conditions to Obligations of Each Party.	38
8.2	Conditions to Obligations of NexTier.	38
8.3	Conditions to Obligations of Eureka.	39

ARTICLE 9 TERMINATION		40
9.1	Termination.	40
9.2	Effect of Termination.	42
9.3	Termination Fee.	42
9.4	Non-Survival of Representations and Covenants.	43

ARTICLE 10 MISCELLANEOUS		43
10.1	Definitions.	43
10.2	Expenses.	52
10.3	Brokers and Finders.	52
10.4	Entire Agreement.	52
10.5	Amendments.	52
10.6	Waivers.	53

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10.7	Assignment.	53
10.8	Notices.	53
10.9	Governing Law.	54
10.10	Counterparts.	54
10.11	Captions; Articles and Sections.	54
10.12	Interpretations.	55
10.13	Enforcement of Agreement.	55
10.14	Severability.	55

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 3, 2015, is by and between NexTier, Inc., a Delaware corporation (“NexTier”), and Eureka Financial Corp., a Maryland corporation (“Eureka”).

Preamble

A. The respective Boards of Directors of NexTier and Eureka have each determined that this Agreement and the transactions contemplated hereby are advisable, and each have adopted and approved this Agreement and the transactions contemplated hereby and thereby, including the merger of Eureka with and into NexTier, all upon the terms and subject to the conditions set forth herein (the “Merger”).

B. At the effective time of the Merger, the outstanding shares of the capital stock of Eureka shall be converted into the right to receive cash.

C. The transaction described in this Agreement is subject to the approvals of the stockholders of Eureka and certain regulatory agencies, and the satisfaction of certain other conditions described in this Agreement.

D. In connection with the Merger, Eureka Bank (“Eureka Bank”), a wholly owned subsidiary of Eureka, will merge with and into NexTier Bank, National Association (“NexTier Bank”), a wholly owned subsidiary of NexTier (the “Bank Merger”).

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to NexTier’s willingness to enter into this Agreement, the stockholders of Eureka listed on Annex A hereto (the “Principal Stockholders”) are entering into Voting and Support Agreements (collectively, the “Support Agreements”).

F. Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Eureka shall be merged with and into NexTier and the separate corporate existence of Eureka shall thereupon cease and NexTier shall be the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted and approved by the respective Boards of Directors of NexTier and Eureka. The Merger shall have the effects specified in Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 3-114 of the Maryland General Corporation Law (the “MGCL”).

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the third business day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or at such other time as the Parties, acting through their authorized officers, may mutually agree, but in no event prior to January 4, 2016. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3 Effective Time. Immediately after the Closing, the Certificate of Merger (the “Delaware Merger Certificate”) reflecting the Merger shall be filed with the Delaware Secretary of State and the Articles of Merger (the “Maryland Merger Certificate”) reflecting the Merger shall be filed with the Maryland Department of Assessments and Taxation. The Merger and other transactions contemplated by this Agreement shall become effective at 12:01 a.m. Eastern Time on the date that is the next business day after the Closing (the time the Merger becomes effective being the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation of NexTier in effect on the date of this Agreement shall be the certificate of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2 Bylaws. The Bylaws of NexTier in effect on the date of this Agreement shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be the directors of NexTier as of immediately prior to the Effective Time. Such individuals shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. At the Effective Time, the officers of the Surviving Corporation shall be the officers of NexTier as of immediately prior to the Effective Time. Such individuals shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

2.4 Absence of Control. It is the intent of the parties hereto that NexTier by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Eureka or Eureka Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of Eureka or Eureka Bank.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Effect on Eureka Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of Eureka Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $28.50 (the “Merger Consideration”).

(b) At the Effective Time, all shares of Eureka Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Eureka Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Eureka Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(d) Each share of Eureka Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Eureka Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist (the “Excluded Shares”).

3.2 Exchange Procedures.

(a) Prior to the Effective Time, NexTier shall appoint an exchange agent reasonably acceptable to Eureka (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Eureka Common Stock (the “Book-Entry Shares”). On the Closing Date and prior to the Effective Time of the Merger, NexTier shall take all steps necessary to deliver to the Exchange Agent, for the benefit of the holders of shares of Eureka Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Eureka Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. NexTier shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Eureka Common Stock for the Merger Consideration. Promptly after the Effective Time, NexTier shall cause the Exchange Agent to send to each record holder of shares of Eureka Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Eureka Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Eureka Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 3, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Eureka Common Stock formerly represented by such Certificate or Book-Entry Shares. At the Effective Time, the stock transfer books of Eureka shall be closed and no transfer of Eureka Common Stock by any holder of such shares shall thereafter be made or recognized. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Eureka Common Stock six (6) months after the Effective Time shall be returned to NexTier, upon demand, and any such holder who has not exchanged shares of Eureka Common Stock for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to NexTier for payment of the Merger Consideration. Notwithstanding the foregoing, NexTier shall not be liable to any holder of shares of Eureka Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Eureka Common Stock at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of NexTier or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

3.3 Effect on Eureka Stock Options and Eureka Restricted Stock.

(a) Each unexercised outstanding stock option granted to acquire shares of Eureka Common Stock (each a “Eureka Stock Option”) under the Eureka Financial Corp. 2012 Equity Incentive Plan (the “Eureka Equity Plan”) as of immediately prior to the Effective Time shall vest in full and be converted into the right to receive a cash payment (rounded to the nearest cent) from Eureka in an amount determined by multiplying (i) the positive difference, if any, between the per share Merger Consideration and the exercise price of such Eureka Stock Option for each share of Eureka Common Stock covered by such Eureka Stock Option by (ii) the number of shares of Eureka Common Stock subject to such Eureka Stock Option (the “Option Consideration”). The payment of the Option Consideration to a holder of a Eureka Stock Option shall be subject to such holder executing such instruments of cancellation as NexTier and Eureka may reasonably deem appropriate. The Option Consideration shall be treated as compensation to the holders of Eureka Stock Options and shall be payable net of any applicable federal and state income and employment withholding Taxes. If the exercise price of a Eureka Stock Option for a share of Eureka Common Stock equals or exceeds the per share Merger Consideration, then at the Effective Time such Eureka Stock Option shall be cancelled without any payment made in exchange therefor. Prior to the Effective Time, Eureka shall take all actions as necessary to give effect to the transactions contemplated by this Section 3.3(a).

(b) Each restricted stock award issued pursuant to the Eureka Equity Plan (each a “Eureka Restricted Share”) that is unvested and outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Eureka Common Stock that was formerly a Eureka Restricted Share shall be entitled to receive the Merger Consideration in accordance with Section 3.1(a). The cash payment received for the Merger Consideration by holders of Eureka Restricted Shares shall be treated as compensation to such holders and Eureka shall withhold any applicable federal and state income and employment withholding Taxes on the cash payments.

(c) Eureka shall deliver all required notices to each holder of Eureka Stock Options and Eureka Restricted Shares setting forth each holder’s rights pursuant to the Eureka Equity Plan and stating that such Eureka Stock Options and Eureka Restricted Shares shall be treated in the manner set forth in this Section 3.3.

(d) Eureka shall take all actions necessary to ensure that, as of the Effective Time, (i) the Eureka Equity Plan shall terminate and (ii) no holder of a Eureka Stock Option or a Eureka Restricted Share or any participant in the Eureka Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by Eureka shall have any rights to acquire, or other rights in respect of, the capital stock of Eureka, the Surviving Corporation, or any of their Subsidiaries, except as set forth in this Section 3.3.

3.4 Withholding Rights. NexTier, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Eureka Common Stock, Eureka Stock Options or otherwise pursuant to this Agreement such amounts as NexTier, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NexTier, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.5 Effect on NexTier Common Stock. At and after the Effective Time, each share of NexTier Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.6 Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, NexTier Bank and Eureka Bank shall enter into a Plan of Bank Merger, pursuant to which the Bank Merger will be consummated. The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EUREKA

Eureka represents and warrants to NexTier that the statements contained in this Article 4 are correct and complete as of the date of this Agreement or, as to any representation or warranty which specifically relates to an earlier date, as of such earlier date, except as set forth in the Eureka SEC Documents filed prior to the date of this Agreement or as set forth in the disclosure schedule provided by Eureka and attached to this Agreement (the “Eureka Disclosure Schedule”). The Eureka Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4. The mere inclusion of an item in the Eureka Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Eureka that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Eureka Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

Except as set forth in the corresponding section or subsection of the Eureka Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the Eureka Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Eureka represents and warrants to the NexTier as follows:

4.1 Organization.

(a) Eureka is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a registered savings and loan holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Eureka Bank has been duly incorporated and is validly existing as a federal savings bank in good standing under the laws of the United States of America, the deposits of which are insured by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by Law. Eureka has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Eureka. True and complete copies of the Governing Documents of Eureka as in effect on the date hereof have been made available to NexTier.

(b) Except for Eureka Bank, Eureka does not have any Subsidiaries. Eureka Bank (i) is duly incorporated, validly existing and in good standing under the laws of the United States and (ii) has the corporate power and authority to own or lease all of its properties and Assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and Assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Eureka. True and complete copies of the Governing Documents of Eureka Bank as in effect on the date hereof have been made available to NexTier.

(c) All of the outstanding equity or voting securities or other interests of Eureka Bank have been validly issued and are (i) fully paid and nonassessable, (ii) owned by Eureka, and (iii) owned, directly or indirectly, free and clear of any Lien.

(d) Eureka does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and, except for the Owned Real Property owns no real estate.

4.2 Capitalization.

(a) The authorized capital stock of Eureka consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, and 10,000,000 shares of Eureka Common Stock. As of the date hereof, there were (a) 1,207,408 shares of Eureka Common Stock outstanding and 137,842 shares held in the treasury and (b) no shares of Preferred Stock outstanding. All issued and outstanding shares of Eureka Common Stock have been duly authorized and validly issued, and are fully paid and no assessment has been made on such shares. The authorized but unissued shares of capital stock of Eureka are not subject to pre-emptive rights.

(b) Except for the Eureka Stock Options, Eureka does not have, nor is it bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the issuance of any shares of capital stock of Eureka or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and, except for the Support Agreements, there are no agreements or understandings with respect to voting of any such shares to which Eureka is a party. Section 4.2(b) of the Eureka Disclosure Schedule sets forth a true and complete list of all holders, as of the date hereof, of outstanding Eureka Stock Options, Eureka Restricted Shares or other rights to purchase or receive shares of Eureka Common Stock or similar rights granted under the Eureka Equity Plan or otherwise (collectively, “Eureka Stock Awards”), indicating as applicable, with respect to each Eureka Stock Award then outstanding, the type of award granted, the number of shares of Eureka Common Stock subject to such Eureka Stock Award, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Eureka Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Eureka Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Eureka Stock Option is no less than the fair market value of a share of Eureka Common Stock as determined on the date of grant of such Eureka Stock Option, and no Eureka Stock Option is subject to Section 409A of the Code. No Eureka Stock Awards that are outstanding have been granted other than pursuant to the Eureka Equity Plan. Eureka has made available to NexTier true and complete copies of the Eureka Equity Plan and the forms of all agreements evidencing outstanding Eureka Stock Awards.

4.3 Authority; No Violation.

(a) Eureka has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Eureka, subject to approval of the Merger by Eureka’s stockholders in accordance with this Agreement, the bylaws of Eureka and the MGCL. Except for the approvals described in this Section 4.3(a), no other corporate proceedings on the part of Eureka are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Eureka and (assuming due authorization and delivery by NexTier) constitutes a valid and binding obligation of Eureka, enforceable against Eureka in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principals of equity.

(b) Neither the execution and delivery of this Agreement by Eureka, nor the consummation by Eureka and Eureka Bank of the transactions contemplated hereby, nor compliance by Eureka or Eureka Bank of any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Governing Documents of Eureka or Eureka Bank, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Eureka or Eureka Bank under any Contract or Permit of Eureka or Eureka Bank or (iii) subject to the receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Eureka or its Subsidiaries or any of their respective material Assets.

(c) As of the date hereof, Eureka is not aware of any reasons (financial, regulatory capitalization, regulatory compliance or otherwise) relating to Eureka why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.4 Financial Statements.

(a) Eureka has filed with or furnished, as applicable, to the United States Securities and Exchange Commission (the “SEC”) on a timely basis, and has heretofore made available to NexTier, true and complete copies of all reports and proxy statements required to be filed or furnished by Eureka with the SEC since September 30, 2012 (together, the “Eureka SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), the Eureka SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, applicable to such Eureka SEC Documents, and none of the Eureka SEC Documents filed with the SEC as of their respective filing dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Eureka contained in the Eureka SEC Documents (the “Eureka Financial Statements”) (i) have been prepared in a manner consistent with the books and records of Eureka and its Subsidiaries, (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods indicated (except as may be indicated in the notes thereto or, in the case of interim statements, where information and footnotes contained in such financial statements are not required to be in conformance with GAAP), (iii) comply as to form in all material respects with applicable accounting requirements and the applicable rules and regulations of the SEC as then in effect with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Eureka and its consolidated Subsidiaries as of the dates thereof and their respective results of operations and cash flows for the periods then ended (except in each case as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since September 30, 2012, Eureka has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Eureka and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) Except as set forth on the audited consolidated balance sheet of Eureka dated as of September 30, 2014, neither Eureka nor its Subsidiaries has any material Liability that would be required to be reflected on the consolidated balance sheet or in notes thereto prepared in accordance with GAAP, other than Liabilities (i) incurred after September 30, 2014 in the ordinary course of business consistent with past practice or (ii) incurred pursuant to or provided for in this Agreement.

(d) Since October 1, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.4 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Eureka.

(e) Eureka has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Eureka’s financial reporting and the preparation of Eureka’s financial statements for external purposes in accordance with GAAP. Eureka has disclosed, based on its most recent evaluation of Eureka’s internal control over financial reporting prior to the date hereof, to Eureka’s auditors and audit committee of Eureka’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of Eureka’s internal control over financial reporting that are reasonably likely to adversely affect Eureka’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Eureka’s internal control over financial reporting.

(f) Eureka has established and maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eureka in the reports it files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Eureka’s filings with the SEC and other public disclosure documents.

(g) Since October 1, 2014, (i) neither Eureka nor any of its Subsidiaries nor, to the Knowledge of Eureka, any director, officer, employee, auditor, accountant or representative of Eureka or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Eureka or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Eureka or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Eureka or any of its Subsidiaries, whether or not employed by Eureka or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Eureka or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Eureka or any committee thereof or, to the Knowledge of Eureka, to any director or officer of Eureka or any of its Subsidiaries.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Eureka SEC Documents. To the knowledge of Eureka, none of the Eureka SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(i) Neither Eureka nor Eureka Bank is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Eureka and Eureka Bank, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Eureka or Eureka Bank in Eureka’s or Eureka Bank’s published financial statements or other Eureka SEC Documents.

(j) None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, Proxy Statement and forms of proxy to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Eureka’s stockholders or at the time of the Eureka Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.5 Financial Advisor; Broker’s and Other Fees. Neither Eureka nor any of its directors or officers has employed any broker or finder or incurred any finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement other than Sandler O’Neill & Partners, L.P., financial advisor to Eureka (the “Eureka Financial

Advisor”). Except for fees as are payable to the Eureka Financial Advisor in connection with the transactions contemplated by this Agreement, there are no fees payable to any brokers, finders or consultants in connection with the transactions contemplated by this Agreement or which would be triggered by consummation of the transactions contemplated by this Agreement.

4.6 Legal Proceedings. Neither Eureka nor Eureka Bank is (i) a party to any, and there are no pending or, to Eureka’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations against Eureka or Eureka Bank (including under or in respect of the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of this Agreement or the transactions contemplated hereby, or (ii) a party to any Order, judgment or decree entered against Eureka or Eureka Bank in any lawsuit or proceeding.

4.7 Taxes and Tax Returns.

(a) Eureka and Eureka Bank have timely filed all Returns required to be filed by them in respect of any Taxes and all such Returns are accurate and complete and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to NexTier in writing). Eureka and Eureka Bank have established on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Eureka or Eureka Bank through such date, which reserves are adequate for such purposes. To Eureka’s Knowledge, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Eureka or Eureka Bank, nor has Eureka or Eureka Bank given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Neither Eureka nor Eureka Bank: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Eureka or Eureka Bank (nor does Eureka have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include only Eureka and Eureka Bank) provided for under the laws of the United States, any foreign jurisdiction or any state or locality; (v) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301-6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (a “Reportable Transaction”); (vi) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Eureka or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; and/or (vii) has received any claim by a Governmental Authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Each of Eureka and Eureka Bank (i) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner provided by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable laws; and (ii) Eureka and Eureka Bank has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax Law.

(d) Eureka has made available to NexTier correct and complete copies of: (i) all material Returns filed within the past three years by Eureka and Eureka Bank; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past three years relating to Taxes due from or with respect to Eureka or Eureka Bank; and (iii) any closing letters or agreements entered into by Eureka or Eureka Bank with any Governmental Authorities within the past five years with respect to Taxes.

4.8 Employee Benefit Plans.

(a) Section 4.8(a) of the Eureka Disclosure Schedule lists each “employee pension benefit plan,” within the meaning of Section 3(2)(A) of ERISA, including each “multiple employer plan” within the meaning of Section 413(c) of the Code (the foregoing, the “Eureka Pension Plans”), “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA (the “Eureka Welfare Plans”), employee stock ownership plan, stock option plan, stock purchase plan, phantom equity, change in control, deferred compensation plan, retention, severance plan, salary continuation, incentive plan, bonus plan, employment agreement or other similar plan, contract, policy, program or arrangement, and any amendments thereto, which Eureka or Eureka Bank maintains or to which either of them contribute (each a “Benefit Plan”). Except for the Pentegra Defined Benefit Plan for Financial Institutions, neither Eureka nor any of its current or former Subsidiaries has contributed to any “multiple employer plan” and neither Eureka nor any of its current or former Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan,” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Eureka has made available to NexTier written documentation of the Benefit Plans, including complete and accurate copies of each of the following with respect to each of the Eureka Pension Plans and Eureka Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

(c) The present value of all accrued benefits both vested and non-vested under each of the Eureka Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Eureka Pension Plan’s actuary, did not exceed the then current value of the Assets of such plans allocable to such accrued benefits. To Eureka’s Knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

(d) During the last six years, the Pension Benefit Guaranty Corporation (the “PBGC”) has not asserted any claim for Liability against Eureka or Eureka Bank which has not been paid in full.

(e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Eureka Pension Plan have been paid. All contributions required to be made to each Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as Liabilities of Eureka and Eureka Bank which have not been paid have been properly recorded on the books of Eureka and Eureka Bank.

(f) Each of the Benefit Plans has been established, administered and operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter from the IRS on a pre-approved form of such Benefit Plan. Neither Eureka nor Eureka Bank is aware of any fact or circumstance that would disqualify any such Benefit Plan and/or that could not be retroactively corrected (in accordance with the procedures of the IRS). Benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAS and/or GAAP. Neither Eureka nor Eureka Bank has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan.

(g) To Eureka’s Knowledge, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Eureka Welfare Plans or Eureka Pension Plans.

(h) No Eureka Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events,” within the meaning of Section 4043(b) of ERISA, with respect to any of the Eureka Pension Plans.

(i) No “accumulated funding deficiency,” within the meaning of Section 412 of the Code, has been incurred with respect to any of the Eureka Pension Plans.

(j) There are no pending, or, to Eureka’s Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in or considering being a participant in an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(k) No Eureka Benefit Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by Law, or (ii) death benefits under any Eureka Pension Plan. In addition, no Eureka Welfare Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Eureka nor Eureka Bank has any Liability to provide post-termination or retiree benefits under any Eureka Welfare Plan or ever represented, promised, or contracted to any individuals that such individual would be provided with post-termination or retiree welfare benefits.

(l) Except with respect to customary health, life and disability benefits, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Eureka Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(m) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Eureka or Eureka Bank as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(n) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Eureka or Eureka Bank to severance pay, any increase in severance pay, unemployment compensation or any other payment; (ii) except for the termination of the Eureka Bank Employee Stock Ownership Plan and the Eureka Bank Retirement Savings Plan and except as disclosed on Section 4.2(b) of the Eureka Disclosure Schedule with respect to the Eureka Stock Awards, accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of Eureka or Eureka Bank to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or (v) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code.

(o) Section 4.8(o) of the Eureka Disclosure Schedule lists the deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Eureka or Eureka Bank. An accurate and complete copy of the most recent actuarial or other calculation of the present value of such payments or benefits has been made available to NexTier.

(p) Section 4.8(p) of the Eureka Disclosure Schedule lists each life insurance policy maintained or paid for by Eureka or Eureka Bank with respect to any director, officer or employee (other than group term life policies on employees) and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To Eureka’s Knowledge, neither Eureka nor Eureka Bank nor any Eureka Pension Plan nor Eureka Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(q) Neither Eureka nor Eureka Bank maintains any retirement plan for directors.

(r) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither Eureka nor Eureka Bank has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

4.9 Reports. Eureka and Eureka Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Government Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents complied in all material respects with all Laws, rules and regulations of the applicable Governmental Authority with which they were filed.

4.10 Compliance with Applicable Law.

(a) Eureka and Eureka Bank each holds all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of its respective business, and has complied in all material respects with and is not in Default in any material respect under any applicable Law of any federal, state or local Governmental Authority or Regulatory Authority relating to it (including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices). Neither Eureka nor Eureka Bank has received notice of violation of, nor do any of them know of any material violations of, any of the above. Neither Eureka nor Eureka Bank has consented to or entered into a currently effective Regulatory Agreement.

(b) To Eureka’s Knowledge, each of Eureka and Eureka Bank has complied in all material respects with the Community Reinvestment Act (“CRA”). Eureka received a CRA rating of “outstanding” from the OCC in its most recently completed exam. To Eureka’s Knowledge, no Person has adversely commented upon Eureka’s CRA performance.

4.11 Certain Contracts.

(a) Section 4.11(a) of the Eureka Disclosure Schedule sets forth true and complete copies of all Contracts or understandings (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants to which Eureka or Eureka Bank is a party. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Eureka or Eureka Bank to any officer, employee, director or consultant thereof.

(b) Section 4.11(b) of the Eureka Disclosure Schedule sets forth, as of the date of this Agreement, (i) each commitment, agreement or other instrument to which Eureka or Eureka Bank is party or bound and which contemplates the payment by Eureka or Eureka Bank of amounts in excess of $25,000 per year, or which has a term extending beyond one year and cannot be terminated by Eureka or Eureka Bank without consent of the other party thereto, (ii) each commitment, agreement or other instrument to which Eureka or Eureka Bank is a party or by which either of them is bound which limits the freedom of Eureka or Eureka Bank to compete in any line of business or with any Person, and (iii) each collective bargaining agreement to which Eureka or Eureka Bank is party. Full and correct copies of the Contracts listed on Section 4.11(b) of the Eureka Disclosure Schedule have been provided to NexTier and, subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to Eureka’s Knowledge, neither Eureka nor Eureka Bank is in default in any material respect under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.12 Properties and Insurance.

(a) Eureka and Eureka Bank each has good and, as to owned real property, marketable, title to all material Assets and properties, whether real or personal, tangible or intangible, reflected in Eureka’s consolidated balance sheet as of September 30, 2014, or owned and acquired subsequent thereto (except to the extent that such Assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2014 subject to no Liens except (i) those items that secure Liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) with respect to owned real property, title imperfections noted in title reports made available to NexTier prior to the date hereof. Eureka and Eureka Bank, as lessee, have the right under valid and subsisting leases to occupy, use, possess and control, in all material respects, all real property leased by it, as presently occupied, used, possessed and controlled by it.

(b) Copies of all policies of insurance and bonds covering business operations and insurable properties and Assets of Eureka and Eureka Bank have been made available to NexTier. As of the date hereof, Eureka has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and it is not in Default in any material respect under such policy or bond, and, to Eureka’s Knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.13 Minute Books. The minute books of Eureka and Eureka Bank contain records that are accurate in all material respects of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

4.14 Environmental Matters.

(a) Neither Eureka nor Eureka Bank has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Eureka or Eureka Bank (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding Loans) is responsible for the correction or cleanup of any condition resulting from the violation of any Law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, Assets or financial condition of Eureka or its Subsidiaries. Neither Eureka nor Eureka Bank has Knowledge that any Hazardous Material have been emitted, generated, disposed of or stored on any real property owned or leased by Eureka or Eureka Bank, as other real estate owned (“OREO”) or otherwise, or owned or controlled by Eureka or Eureka Bank as a trustee or fiduciary but excluding any property which serves as collateral for any Eureka Loan or other obligation which is not in Default or have not been realized on by Eureka (collectively, the “Eureka Properties”), in any manner that violates or, after the lapse of time and failure to take appropriate action would violate, any presently existing federal, state or local Law or regulation governing or pertaining to such substances and materials.

(b) Eureka has no Knowledge that any of the Eureka Properties has been operated in any manner since the date Eureka owned, leased or controlled such property that violated any applicable federal, state or local Law or regulation governing or pertaining to any Hazardous Material, the violation of which would have a Material Adverse Effect on Eureka.

(c) To the Knowledge of Eureka, there are no underground storage tanks on, in or under any of the Eureka Properties and no underground storage tanks have been closed or removed from any of the Eureka Properties while the property was owned, operated or controlled by Eureka.

4.15 Allowance for Loan Losses. The allowance for loan losses reflected in the audited Eureka Financial Statements at September 30, 2014 was, and the allowance for loan losses shown on the Eureka SEC Documents as of any date subsequent to September 30, 2014, in the opinion of management, was or will be, adequate as of the dates thereof based upon the plans and intentions of Eureka and Eureka Bank for collecting on loans for which an allowance has been established.

4.16 Agreements with Bank Regulators; FDIC Golden Parachute Payment. Neither Eureka nor Eureka Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a Regulatory Authority or similar undertaking to, and is not subject to any Order or directive by, and is not in receipt of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Eureka been advised by any Regulatory Authority or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Eureka nor Eureka Bank satisfies, or reasonably expects that it will satisfy, any of the conditions in 12 C.F.R. 359.1(f)(1)(ii)(A) – (E) and none of the amounts payable hereunder or in connection herewith, including any severance amounts contemplated by Section 7.8(a), are prohibited by or will require any regulatory approval under the FDIC Golden Parachute Rules.

4.17 Eureka Loan Matters.

(a) Each outstanding Loan (including Loans held for resale to investors) held by Eureka or Eureka Bank (the “Eureka Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Eureka Loan files are being maintained, in all material respects, in accordance with the relevant Loan documents, Eureka’s underwriting standards (and, in the case of Eureka Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws.

(b) Each Eureka Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Eureka’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan documents with respect to each Eureka Loan were in compliance with applicable Laws at the time of origination or purchase by Eureka or Eureka Bank and are complete and correct in all material respects.

(c) Section 4.17(c) of the Eureka Disclosure Schedule sets forth a list of all Eureka Loans as of June 30, 2015 by Eureka and Eureka Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 C.F.R. Part 215)) of Eureka or Eureka Bank including (i) the name of the Person receiving the benefit of the Loan, (ii) if such Person is other than the director or executive officer, the relationship to a Eureka director or executive officer, (iii) the original principal amount of such Loan, (iv) the outstanding principal amount of such Loan, (v) the material terms of the Loan, including interest rate, type of Loan, term of Loan, and any other material terms. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made and all such Loans are and were made in compliance with all applicable Laws.

(d) Section 4.17(d) of the Eureka Disclosure Schedule identifies (i) each Eureka Loan that as of June 30, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Eureka, Eureka Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Eureka Loan as of June 30, 2015 and the identity of the borrower thereunder, and (ii) each asset of Eureka or Eureka Bank that as of June 30, 2015 was classified as OREO and the book value thereof as of such date.

(e) None of the agreements pursuant to which Eureka or Eureka Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.

4.18 Related Party Transactions. Except for the Eureka Loans listed on Section 4.17(c) of the Eureka Disclosure Schedule, no executive officer or director of Eureka or Eureka Bank or any Person owning 5% or more of the shares of Eureka Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Eureka or Eureka Bank or any of their respective Assets, rights or properties or has any interest in any property owned by Eureka or Eureka Bank or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

4.19 Deposits. Section 4.19 of the Eureka Disclosure Schedule sets forth a list of each deposit of Eureka or Eureka Bank that is a “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

4.20 Risk Management Instruments. Section 4.21 of the Eureka Disclosure Schedule sets forth a list of any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions to which Eureka or Eureka Bank has been a party.

4.21 Fairness Opinion. The Eureka Financial Advisor has rendered an opinion to Eureka’s Board of Directors (a copy of which has been provided to NexTier) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumption set forth therein, the Merger Consideration is fair to the holders of Eureka’s Common Stock from a financial point of view.

4.22 Intellectual Property. Eureka and Eureka Bank own or, to Eureka’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Eureka nor Eureka Bank has received any notice of conflict with respect thereto that asserts the rights of others. Eureka and Eureka Bank has performed all the obligations required to be performed, and are not in default in any material respect, under any Contract relating to any of the foregoing. To the Knowledge of Eureka, the conduct of the business of Eureka and Eureka Bank as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23 Antitakeover Provisions; No Rights Plan. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under the MGCL or any federal, state, local or foreign Laws applicable to Eureka is applicable to, or the Board of Directors of Eureka has taken all actions necessary to ensure that such statutes or regulations will not apply to, this Agreement, the Merger or any of the other transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Eureka is a party or is otherwise bound.

4.24 Required Vote; No Dissenter’s Rights. The affirmative vote of two-thirds of the issued and outstanding shares of Eureka Common Stock is the only vote of Eureka stockholders that is required to approve this Agreement and the Merger under the MGCL and Eureka’s Articles of Incorporation. The stockholders of Eureka do not have any rights to dissent or object to the Merger under the MGCL.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NEXTIER

NexTier represents and warrants to Eureka that the statements contained in this Article 5 are correct and complete as of the date of this Agreement or, as to any representation or warranty which specifically relates to an earlier date, such earlier date, except as set forth in the disclosure schedule provided by NexTier and attached to this Agreement (the “NexTier Disclosure Schedule”). The NexTier Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5. The mere inclusion of an item in the NexTier Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NexTier that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the NexTier Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

Except as set forth in the corresponding section or subsection of the NexTier Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the NexTier Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), NexTier represents and warrants to Eureka as follows:

5.1 Organization. NexTier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a financial holding company within the meaning of the BHC Act. NexTier Bank has been duly incorporated and is validly existing as a national banking association in good standing under the laws of the United States of America, the deposits of which are insured by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by Law. NexTier has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets.

5.2 Authority; No Violation.

(a) NexTier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NexTier. Except for the approvals described in this Section 5.2(a), no other corporate proceedings on the part of NexTier are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NexTier and constitutes a valid and binding obligation of NexTier, enforceable against NexTier in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and to general principals of equity.

(b) Neither the execution and delivery of this Agreement by NexTier, nor the consummation by NexTier and NexTier Bank of the transactions contemplated hereby, or compliance by NexTier or NexTier Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Governing Documents of NexTier or its Subsidiaries, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of NexTier or its Subsidiaries under, any material Contract or Permit of NexTier or its Subsidiaries or (iii) subject to the receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to NexTier or its Subsidiaries or any of their respective material Assets.

(c) As of the date hereof, NexTier is not aware of any reasons (financial, regulatory capitalization, regulatory compliance or otherwise) relating to NexTier why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.3 Financial Statements.

(a) NexTier has provided to Eureka complete copies of the audited consolidated balance sheet of NexTier as of December 31, 2014, 2013 and 2012, and the related consolidated statements of income and stockholders’ equity for the periods ended December 31 in each of the three years 2012 through 2014 (the “NexTier Financial Statements”). The NexTier Financial Statements (i) have been prepared in a manner consistent with the books and records of NexTier and its Subsidiaries, (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis for the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of NexTier and its consolidated Subsidiaries as of the dates thereof and their respective results of operations for the periods then ended (except in each case as may be indicated in the notes thereto), all in accordance with GAAP. Since December 31, 2014 NexTier has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law.

(b) Except as set forth on the audited consolidated balance sheet of NexTier dated as of December 31, 2014 neither NexTier nor its Subsidiaries has any material Liability that would be required to be reflected on the consolidated balance sheet or in notes thereto prepared in accordance with GAAP, other than Liabilities (i) incurred after December 31, 2014 in the ordinary course of business consistent with past practice or (ii) incurred pursuant to or provided for in this Agreement.

(c) Since December 31, 2014 no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to NexTier.

(d) Since December 31, 2014, neither NexTier nor any of its Subsidiaries nor, to the Knowledge of NexTier, any director, officer, employee, auditor, accountant or representative of NexTier or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NexTier or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that NexTier or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Neither NexTier nor NexTier Bank is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among NexTier and NexTier Bank, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, NexTier or NexTier Bank in the NexTier Financial Statements.

(f) None of the information supplied by NexTier to Eureka (subject to any amendment or supplement thereto) relating to NexTier for purposes of inclusion in the letter to the stockholders, notice of meeting, Proxy Statement and forms of proxy to be filed by Eureka with the SEC in connection with the Merger contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.4 Reports. NexTier and NexTier Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Government Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents complied in all material respects with all Laws, rules and regulations of the applicable Governmental Authority with which they were filed.

5.5 Compliance with Applicable Law.

(a) NexTier and NexTier Bank each holds all material licenses, franchises, Permits and authorizations necessary for the lawful conduct of its respective business, and has complied in all material respects with and is not in Default in any material respect under any applicable Law of any federal, state or local Governmental Authority or Regulatory Authority relating to it (including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending Law or other Law relating to discriminatory banking practices). Neither NexTier nor NexTier Bank has received notice of violation of, nor do any of them know of any material violations of, any of the above. Neither NexTier nor NexTier Bank has consented to or entered into a currently effective Regulatory Agreement.

(b) To NexTier’s Knowledge, each of NexTier and NexTier Bank has complied in all material respects with the CRA. NexTier received a CRA rating of “satisfactory” from the OCC in its most recently completed exam. To NexTier’s Knowledge, no Person has adversely commented upon NexTier’s CRA performance.

5.5 Financial Advisor; Broker’s and Other Fees. Neither NexTier nor any of its directors or officers has employed any broker or finder or incurred any finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

5.6 Legal Proceedings. Neither NexTier nor any of its Subsidiaries is a party to any, and there are no pending or, to NexTier’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations against NexTier or any of its Subsidiaries challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

5.7 Financial Capability. As of the Closing, NexTier will have the funds necessary to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of NexTier contemplated by this Agreement.

5.8 Required Vote; No Dissenter’s Rights. Pursuant to Section 251(f) of the DGCL, the vote of the stockholders of NexTier is not required to approve this Agreement or the Merger. The stockholders of NexTier do not have any rights to dissent or object to the Merger under the DGCL.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NexTier shall have been obtained (not to be unreasonably withheld), and except as otherwise expressly contemplated herein, Eureka shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) take no action to make any Loan subject to Regulation O of the Federal Reserve (12 C.F.R. 215) and otherwise consult with NexTier prior to entering into or making any Loans or other transactions with a value equal to or exceeding $500,000, and (iv) take no action which would reasonably be expected to (A) adversely affect its ability to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.2(b), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2 Negative Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except to the extent required by applicable Law or any Governmental Authority with authority over Eureka or any of its Subsidiaries, or consented to by NexTier in writing (such consent not to be unreasonably withheld, conditioned or delayed) and except as otherwise expressly contemplated herein, Eureka covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, subject to Section 6.1, make any Loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)        (i)   adjust, split, combine or reclassify any capital stock;

(ii)	other than a one-time payment of a regular quarterly dividend consistent with past practice for the fourth quarter ending September 30, 2015 (but in no event in excess of $0.10 per share), make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; provided, however, that if the Closing Date of the Merger occurs after January 15, 2016, Eureka may pay its regular quarterly dividend consistent with past practice for the quarter ending December 31, 2015 (but in no event in excess of $0.10 per share);

(iii)	grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)	issue any additional shares of capital stock (other than the issuance of Eureka Common Stock upon exercise of outstanding Eureka Stock Options), including without limitation any shares of Preferred Stock.

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or Assets to any individual, person or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to Contracts or agreements in force at the date of this Agreement;

(d) enter into any new deposit arrangement providing interest in excess of 75 basis points per annum;

(e) sell, transfer or otherwise dispose of any properties or assets held by Eureka or any of its Subsidiaries as collateral for a Loan upon a foreclosure or other collateral enforcement action for an amount less than 90% of the appraised value of such property (or, in the case of real property, 80% of the appraised value);

(f) except for transactions in the ordinary course of business or pursuant to Contracts or agreements in force at the date of or permitted by this Agreement, create a new Subsidiary or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or Assets of any other individual, corporation or other entity other than an existing Subsidiary thereof;

(g) except for transactions in the ordinary course of business, terminate, or waive any material provision of any Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or Contract, other than normal renewals of Contracts and leases without material adverse changes of terms;

(h) enter into an agreement, Contract, commitment or understanding which would obligate or commit it to make expenditures over any period of time of more than $10,000 (other than Contracts, agreements, commitments or understandings occurring in the ordinary course of lending business);

(i) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(j) increase in any manner the compensation or fringe benefits of any of its employees other than in the ordinary course of business consistent with past practice and current accruals and pursuant to policies currently in effect, provided that no such increase shall exceed 3% of an individual’s current annual compensation, amend any Benefit Plan (other than as required by applicable Law), enter into any new pension or welfare plan or employment agreement, or pay any bonus, pension, retirement, profit-sharing or welfare benefit plan or agreement to any such employees or directors, other than bonuses accrued during the 2014-2015 fiscal year in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

(k) except in the ordinary course of business, hire or terminate any employee;

(l) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

(m) amend its charter or articles of incorporation or its bylaws, except as contemplated by this Agreement;

(n) other than in prior consultation with NexTier, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreements or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interests;

(p) sell any participation interest in any loan unless NexTier has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(q) take any action that is intended to or would reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a material violation of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(r) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(s) enter into any new line of business or change in any material respects its lending, investment, underwriting, risk and asset liability management or other banking or operating policies, as applicable, except as required by applicable Law or any regulation or policies imposed by any Governmental Authority;

(t) except as set forth in Section 6.2(t) of the Eureka Disclosure Schedule, make or agree to make any charitable contribution of $1,000 or more, whether in a single contribution or a series of contributions to the same done;

(u) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3 Reports. Eureka shall file all reports required by applicable Law to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and shall make copies of such reports available to NexTier except as prohibited by applicable Law. As soon as available after the end of each month, Eureka shall deliver to NexTier an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with the Eureka’s current financial reporting practices.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Eureka Stockholder Approval. Eureka shall, as promptly as reasonably practicable after the date of this Agreement, (i) take all steps reasonably necessary in accordance with applicable Laws and Eureka’s Articles of Incorporation and Bylaws to duly call, give notice of, and convene and hold a special or annual meeting of its stockholders (the “Eureka Stockholder Meeting”) for the purpose of securing the approval of this Agreement and the Merger by the affirmative vote of two-thirds of all votes entitled to be cast by the holders of the outstanding shares of Eureka Common Stock in accordance with the MGCL and Eureka’s Governing Documents (“Eureka Stockholder Approval”), (ii) distribute to its stockholders the

Proxy Statement in accordance with applicable Laws and Eureka’s Articles of Incorporation and Bylaws and (iii) use all efforts to solicit from its stockholders proxies in favor of the Agreement and the Merger and to take all other action necessary or advisable to secure the Eureka Stockholder Approval.

7.2 Acquisition Proposals.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, Eureka shall not, and shall not authorize, permit or cause any Eureka Subsidiary and their respective Representatives to, directly or indirectly: (i) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal; (iii) recommend or endorse an Acquisition Proposal; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than NexTier) any information or data with respect to Eureka or any Eureka Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Eureka or any Eureka Subsidiary is a party; or (vi) enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Eureka or any Eureka Representative, whether or not such Eureka Representative is so authorized and whether or not such Eureka Representative is purporting to act on behalf of Eureka or otherwise, shall be deemed to be a breach of this Agreement by Eureka. Eureka and each Eureka Subsidiary shall, and shall cause each of the Eureka Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b) Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by Eureka’s stockholders at the Eureka Stockholder Meeting, Eureka may respond to an inquiry, furnish nonpublic information regarding Eureka and the Eureka Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to Eureka by such Person (and not withdrawn) if (i) Eureka’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) Eureka has not violated any of the restrictions set forth in this Section 7.2, (iii) Eureka’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and financial advisor, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law, and (iv) at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, Eureka provides NexTier written notice of the identity of such Person and of Eureka’s intention to furnish nonpublic information to, or enter into discussions with, such Person and Eureka receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than those set forth in the Confidentiality Agreement entered into by NexTier in favor of Eureka on May 21, 2015, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Eureka. Eureka shall promptly provide to NexTier any non-public information regarding Eureka or any Eureka Subsidiary provided to any other Person that was not previously provided to NexTier, such additional information to be provided no later than the date of provision of such information to such other Person.

(c) Eureka shall promptly (and in any event within 24 hours) notify NexTier in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Eureka or any Eureka Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Eureka agrees that it shall keep NexTier informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Eureka further agrees that it will provide NexTier with the opportunity to present its own proposal to the Eureka board of directors in response to any such proposal or offer, and negotiate with NexTier in good faith with respect to any such proposal.

(d) For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the Eureka board of directors determines in its good faith judgment, after consultation with and having considered the advice of Eureka’s outside legal counsel and financial advisor: (i) would, if consummated, result in consideration that is more favorable to the stockholders of Eureka than the transactions contemplated by this Agreement (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Eureka has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal), (iii) would, if consummated, result in the acquisition of more than 50% of the issued and outstanding shares of Eureka Common Stock or all or substantially all of the assets and liabilities of Eureka and the Eureka Subsidiaries on a consolidated basis, and (iv) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(e) Neither the Eureka board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to NexTier in connection with the transactions contemplated by this Agreement (including the Merger), its recommendation to the stockholders of Eureka to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the Eureka Stockholder Meeting or otherwise, inconsistent with the recommendation to the stockholders of Eureka to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Eureka or any Eureka Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring Eureka to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(f) Notwithstanding the foregoing, prior to the date of the Eureka Stockholder Meeting, Eureka’s board of directors may approve or recommend to the stockholders of Eureka a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 7.2 (a “Subsequent Determination”) after the third business day following the receipt by NexTier of a notice (the “Notice of Superior Proposal”) from Eureka advising NexTier that the Eureka board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 7.2) constitutes a Superior Proposal (it being understood that Eureka shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that Eureka proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (i) the Eureka board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (ii) at the end of such three business day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by NexTier since NexTier’s receipt of such Notice of Superior Proposal (provided, however, that NexTier shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Eureka board of directors has again in good faith made the determination (A) in clause (i) of this paragraph, and (B) that such Acquisition Proposal constitutes a Superior Proposal.

7.3 Consents of Regulatory Authorities. The Parties hereto shall cooperate with each other and use their reasonable efforts to prepare and file within 45 days of the date hereof all necessary notices, filings, documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed. Eureka and NexTier shall have the right to review in advance all of the information relating to Eureka and NexTier, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Authority pursuant to this Section 7.3.

7.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, Eureka shall keep NexTier advised of all material developments relevant to its business and the consummation of the Merger and shall permit NexTier to make or cause to be made such investigation of Eureka’s business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as NexTier reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by NexTier shall affect the ability of NexTier to rely on the representations and warranties of Eureka. Between the date hereof and the Effective Time, Eureka shall permit its senior officers and independent auditors to meet with the senior officers of NexTier, including officers responsible for Eureka’s Financial Statements and internal controls.

(b) In addition to each Party’s obligations pursuant to Section 7.5(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by such Party of any fact or occurrence relating to such Party, which such Party has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of such Party or which has had or is reasonably likely to have a Material Adverse Effect.

7.6 Press Releases. Prior to the Effective Time, Eureka and NexTier shall consult with each other as to the form and substance of any press release, communication with stockholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.7 Governing Documents. Each of NexTier and Eureka shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Governing Documents of NexTier and Eureka, respectively.

7.8 Employee Benefits and Contracts.

(a) All persons who are employees of Eureka immediately prior to the Effective Time and whose employment is not terminated at or prior to the Effective Time, (each a “Continuing Employee”) shall, at the Effective Time, become employees of NexTier; provided, however, that in no event shall any of Eureka employees be officers of NexTier, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of NexTier. All of the Continuing Employees shall be employed at the will of NexTier and no contractual right to employment or to employment in any position or to any level of compensation shall inure to such employees because of this Agreement. Following the Effective Time, NexTier shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Continuing Employees that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of NexTier or its Subsidiaries.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans sponsored by NexTier or its Subsidiaries providing benefits to any Continuing Employees after the Closing Date (including vacation, paid time-off policies and severance plans), (i) each Continuing Employee shall be entitled to carryover any unused vacation days and (ii) each Continuing Employee shall be credited with his or her years of service with Eureka and its Subsidiaries and their respective predecessors before the Closing Date to the same extent as such Continuing Employee was entitled before the Closing Date to credit for such service under any similar Eureka employee benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date. In addition, and without limiting the generality of the foregoing, (x) to the extent that any Eureka Pension Plan or Eureka Welfare Plan, or any Continuing Employee’s participation or coverage thereunder, is terminated at any time on or after the Closing Date, each affected Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of NexTier or its Subsidiaries made available to employees of NexTier or its Subsidiaries that are similarly situated to such Continuing

Employee. Continuing Employees who become covered under health plans, programs and benefits of NexTier or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under Eureka’s health plan for the plan year in which coverage commences under NexTier’s health plan and shall not be subject to any preexisting conditions under such plans. Terminated Eureka employees and qualified beneficiaries will have the right to continued coverage under group health plans of NexTier in accordance with COBRA.

(c) Prior to the Effective Time, Eureka shall adopt such Board resolutions and take such other actions as may be necessary to cause the Eureka Bank Retirement Savings Plan to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Eureka Bank Retirement Savings Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. Eureka or NexTier shall use their best efforts to obtain a determination letter from the IRS that the termination of the Eureka Bank Retirement Savings Plan as of the Plan Termination Date will not adversely affect the Plan’s qualified status. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Eureka Bank Retirement Plan upon its termination, the account balances in the plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Notwithstanding the foregoing, participants in the Eureka Bank Retirement Savings Plan whose employment is terminated by NexTier may elect to receive their account balance prior to the receipt of the IRS determination letter but following their termination of employment. NexTier shall take all other actions necessary to complete the termination of the Eureka Bank Retirement Savings Plan, including filing a Final Form 5500, that arise after the Effective Time. NexTier agrees, to the extent permitted by applicable law, to permit Eureka Bank Retirement Savings Plan participants who become employees of NexTier or its Subsidiaries to roll over their account balances in the Eureka Bank Retirement Savings Plan and loans (if any) from the Eureka Banks Retirement Savings Plan to the NexTier Retirement Savings Plan.

(d) Eureka Bank shall, effective no later than immediately prior to, and contingent upon the Closing, adopt such resolutions and or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (if any) (and take any other required action) to (i) direct the ESOP trustee(s) to sell or otherwise dispose of shares of Eureka Common Stock held in the ESOP’s Loan Suspense Account (as defined in the ESOP) and use the proceeds of such sale to repay any outstanding ESOP Loans, (ii) provide for treatment of the shares of Eureka Common Stock held in the ESOP trust in accordance with Article 3 of this Agreement, (iii) terminate the ESOP in accordance with its terms and the provisions of this Section 7.8(d), effective as of the Effective Time, and (iv) provide that no new participants shall be admitted to the ESOP after the Closing Date. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any unallocated shares of Eureka Common Stock held in the ESOP after repayment of the ESOP Loans shall be converted into Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP as of the Effective Time based on their account balances under the ESOP as of the Effective Time. NexTier or Eureka shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, except that, to the extent provided by the ESOP, ESOP participants whose employment is terminated by NexTier may elect to receive their ESOP account balance prior to the receipt of the IRS determination letter but following their termination of employment. NexTier agrees to permit ESOP participants who become employees of NexTier or its Subsidiaries to roll over their account balances in the ESOP to the NexTier Retirement Savings Plan. Further, NexTier shall take all other actions necessary to complete the termination of the ESOP, including filing a Final Form 5500, that arise after the Effective Time.

(e) Eureka shall take all actions necessary to terminate the Deferred Compensation Arrangements with Edward Seserko and Gary Pepper and distribute the benefits under the Deferred Compensation Arrangements in accordance with Section 409A of the Internal Revenue Code, in each case prior to the Closing.

(f) One day prior to the Effective Time and subject to the occurrence of the Closing, Eureka shall or shall cause Eureka Bank to freeze the accrued benefits under the Pentegra Defined Benefit Plan for Financial Institutions with respect to employees of Eureka and its Subsidiaries and to pay solely such accrued benefit at the time of any benefit payment required under said plan.

(g) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.9.

(h) Notwithstanding anything contained in any written employment agreement, severance agreement or severance plan with Eureka or Eureka Bank disclosed on Section 4.9(a) or Section 4.12(a) of the Eureka Disclosure Schedule (collectively, the “Employment Contracts”) or in this Agreement to the contrary, no payment shall be made under any Employment Contract or this Agreement (including severance benefits contemplated by Section 7.8(i) and payments made with respect to any accelerated vesting of Eureka Stock Options and Eureka Restricted Shares) to the extent such would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) or to the extent such would not be deductible under Section 162(m) of the Code.

(i) Each Eureka employee who is involuntarily terminated by NexTier (other than for cause) within twelve (12) months of the Closing Date and who is not covered by a separate employment, severance or change in control agreement shall receive a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Eureka, with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, Eureka employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two (2) months prior to the employee’s termination date. For purposes of this Section 7.8(i), and “involuntary termination” shall also include NexTier requiring an employee to accept an “Incomparable Position,” unless consented to by the employee. An “Incomparable Position” shall mean a position that would (i) provide an employee with base pay and benefits that are not comparable in the aggregate to those provided to the employee prior to the Effective Time; (ii) be in a location that would require the employee to increase his or her daily one way commuting distance by more than twenty-five (25) miles as compared to the employee’s commuting distance immediately prior to the Effective Time; and (iii) have job skill requirements and duties that are not comparable to the requirements and duties of the position held by the employee prior to the Effective Time.

(j) For a period of six months following the Closing Date, NexTier shall provide all employees of Eureka whose employment was terminated other than for cause, disability or retirement following the Closing Date, and who so desires, job counseling and outplacement assistance services, in which it shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with NexTier or any of its Subsidiaries for which NexTier reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of NexTier.

(k) Following the Closing Date, NexTier shall enter into a mutually acceptable three month consulting arrangement with Edward Seserko. The terms and conditions of the consulting arrangement will be negotiated by the parties prior to the Effective Time, but in any case shall provide for maximum monthly payments of $4,000.

7.9 Indemnification.

(a) Following the Effective Time, the Surviving Corporation shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of Eureka and its respective Subsidiaries (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Eureka or its respective Subsidiaries occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the MGCL, DGCL, the indemnification rules under 12 C.F.R. Part 359, and by Eureka’s Governing Documents, as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation, proceeding or investigation, whether civil, criminal or administrative, and whether or not the Surviving Corporation is insured against any such matter.

(b) For a period of six years from the Effective Time, NexTier shall provide directors’ and officers’ liability insurance coverage containing terms and conditions which are not less favorable in the aggregate than Eureka’s current directors and officers liability insurance policy in any material respect, for acts or omissions occurring prior to the Effective Time by such directors and officers of Eureka, including the transactions contemplated hereby; provided that in no event shall NexTier be required to spend for any one year an amount in excess of 150% of the annual premium currently paid by Eureka for such insurance.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such Liability or litigation, shall promptly notify the Surviving Corporation thereof in writing. In the event of any such litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of NexTier’s and its Subsidiaries and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal and personal representatives and are in addition to, and not in substitution for, any right to indemnification or contribution such person may have by contract or otherwise.

7.10 Governance After the Merger. Promptly following the Effective Time, NexTier and NexTier Bank shall cause (a) the number of directors comprising the full Board of Directors of NexTier Bank to increase by one (1) and (b) Edward Seserko to be appointed to fill the vacancy thereby created for the initial term of such position.

7.11 Adverse Changes in Condition. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party, (b) would cause or constitute a material breach of any of such party’s representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Stockholder Approval. The stockholders of Eureka shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the Governing Documents of Eureka.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the good faith reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of NexTier. The obligations of NexTier to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NexTier pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Eureka set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.1(a), Section 4.2, Section 4.3(a) and Section 4.5 shall be true and correct (except, with respect to Section 4.2, for inaccuracies which are de minimis in amount) and the other representations and warranties of Eureka set forth in this Agreement (without giving effect to any qualification by reference to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Eureka.

(b) Consents and Approvals. Eureka shall have obtained any and all Consents required to be obtained by Eureka to consummate the Merger (other than those referred to in Section 8.1(b)) or to prevent any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eureka or the Surviving Corporation, including without limitation, the Consents listed in Section 4.3 of the Eureka Disclosure Schedule. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Performance of Agreements and Covenants. All obligations of Eureka required to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(d) Officers’ Certificate. Eureka shall have delivered to NexTier a certificate, dated as of the Closing Date and signed on its behalf by its president and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Eureka and in Sections 8.2(a) - (d) have been satisfied.

8.3 Conditions to Obligations of Eureka. The obligations of Eureka to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Eureka pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of NexTier set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.1, Section 5.2(a) and Section 5.5 shall be true and correct and the other representations and warranties of

NexTier set forth in this Agreement (without giving effect to any qualification by reference to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NexTier.

(b) Performance of Agreements and Covenants. All obligations of NexTier required to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Consents and Approvals. NexTier shall have obtained any and all Consents required to be obtained by NexTier to consummate the Merger (other than those referred to in Section 8.1(b)) which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NexTier, including without limitation, the Consents listed in Section 5.3 of the NexTier Disclosure Schedule. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the board of directors of either Party, would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Officers’ Certificate. NexTier shall have delivered to Eureka a certificate, dated as of the Closing Date and signed on its behalf by its president and its treasurer, to the effect that the conditions set forth in Section 8.1 as it relates to NexTier and in Sections 8.3(a) and 8.3(c) have been satisfied.

(e) Payment of Merger Consideration. NexTier shall have delivered the Payment Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided Eureka with a certificate evidencing such delivery.

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Eureka, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Eureka and NexTier;

(b) By either Eureka or NexTier (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the transactions contemplated hereby) in the event of a material breach of any representation, warranty, covenant, or other agreement of the other Party hereto contained in this Agreement such that (i) with respect to a representation or warranty, the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in Section 8.2(b) or Section 8.3(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing;

(c) By either Eureka or NexTier if the Closing Date shall not have occurred prior to June 30, 2016; except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a Party hereto, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision;

(d) By either Eureka or NexTier in the event any Regulatory Authority whose Consent is required for consummation of the transactions contemplated hereby shall issue a definitive written denial of such Consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e) By either Eureka or NexTier if the stockholders of Eureka vote, but fail to approve the Agreement and the Merger at the Eureka Stockholder Meeting;

(f) By NexTier if Eureka or any Eureka Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(g) By Eureka if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by Eureka’s stockholders at the Eureka Stockholder Meeting, Eureka receives a Superior Proposal; provided, however, that Eureka shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)	Eureka shall have complied in all material respects with Section 7.2 of this Agreement;

(ii)	Eureka concurrently pays the Termination Fee payable pursuant to Section 9.3; and

(iii)	the board of directors of Eureka concurrently approves, and Eureka concurrently enters into, a definitive agreement with respect to such Superior Proposal; or

(h) By NexTier if the Eureka board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to NexTier regarding this Agreement or the Merger.

9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement by either Eureka or NexTier pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.5(b), 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by NexTier while structuring and pursuing the Merger, Eureka shall pay to NexTier by wire transfer of immediately available funds a termination fee equal to the reasonable out-of-pocket expenses incurred by NexTier in connection with the Merger, plus $1,400,000 (collectively, the “Eureka Termination Fee”) as follows:

(i)	in the event NexTier or Eureka terminates this Agreement pursuant to Section 9.1(e), and within one year of the date of such termination Eureka enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Acquisition Proposal, in which case Eureka shall pay the Eureka Termination Fee as promptly as practicable (but in any event within three business days) following the entering into of such definitive agreement or such consummation;

(ii)	in the event NexTier or Eureka terminates this Agreement pursuant to Sections 9.1 (f) or (g) in which case Eureka shall pay the Eureka Termination Fee at or prior to the time of such termination; or

(iii)	in the event NexTier terminates this Agreement pursuant to Section 9.1(h), in which case Eureka shall pay the Eureka Termination Fee as promptly as practicable (but in any event within three business days);

(b) In the event that this Agreement is terminated by Eureka pursuant to Section 9.1(d), NexTier shall pay to Eureka by wire transfer of immediately available funds to cover the actual expenses incurred by Eureka in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $350,000 (the “NexTier Termination Fee”).

(c) Eureka and NexTier each acknowledge and agree that the agreements contained in this Article 9 constitute a material inducement to cause each of them to enter into this Agreement; accordingly, if either party fails to pay promptly any fee payable by it pursuant to this Section 9.3, then such party shall pay the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) as the same is in effect from time to time plus 2%, but in no event more than the maximum interest rate permitted by applicable Law, from the date such payment was due under this Agreement until the date of payment.

9.4 Non-Survival of Representations and Covenants. Except for Article 2, Sections 7.5(b), 7.7, 7.8, and 7.9, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10

MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means a bona fide written proposal by a Person other than NexTier for: (i) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of Eureka, any Eureka Subsidiary, or any other business combination involving Eureka or any Eureka Subsidiary taken as a whole, in a single transaction or series of transactions; or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Eureka Common Stock or the then outstanding shares of common stock of any Eureka Subsidiary.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in Preamble of the Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plan” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“BHC Act” shall have the meaning as set forth in the Section 4.1(a) of the Agreement.

“Book-Entry Shares” shall have the meaning set forth in Section 3.2(a) of the Agreement.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in the Section 7.8(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” has the meaning set forth in Section 4.10(b) of this Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delaware Merger Certificate” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“DGCL” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employment Contracts” shall have the meanings set forth in Section 7.8(h) of the Agreement.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§6901 et seq. (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, Orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended, and the rules and regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” shall have the meaning set forth in Section 7.8(c) of the Agreement.

“Eureka” shall have the meaning as set forth in the introduction of the Agreement.

“Eureka Bank” shall have the meaning as set forth in the Preamble of the Agreement.

“Eureka Common Stock” means the common stock, par value $0.01 per share, of Eureka.

“Eureka Disclosure Schedule” shall have the meaning as set forth in Article 4 of the Agreement and shall be delivered prior to the date of this Agreement to NexTier and describe in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically reference each Section of this Agreement under which such disclosure is being made.

“Eureka Equity Plan” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“Eureka Financial Advisor” shall have the meaning as set forth in the Section 4.5 of the Agreement.

“Eureka Financial Statements” shall have the meaning as set forth in the Section 4.4(b) of the Agreement.

“Eureka Loans” shall have the meaning as set forth in the Section 4.17(a) of the Agreement.

“Eureka Pension Plans” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“Eureka Properties” shall have the meaning as set forth in the Section 4.14(a) of the Agreement.

“Eureka Restricted Share” shall have the meaning set forth in Section 3.3(b) of the Agreement.

“Eureka SEC Documents” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Eureka Stock Awards” shall have the meaning set forth in Section 4.2(b) of the Agreement.

“Eureka Stock Option” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“Eureka Stockholder Approval” shall have the meaning as set forth in the Section 7.1 of the Agreement.

“Eureka Stockholder Meeting” shall have the meaning as set forth in the Section 7.1 of the Agreement.

“Eureka Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Eureka Welfare Plans” shall have the meaning as set forth in the Section 4.8(a) of the Agreement.

“Exchange Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Fair Housing Act” means the Fair Housing Act, as amended, and the rules and regulations thereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FDIC Golden Parachute Rules” shall mean the FDIC golden parachute rules set forth under 12 U.S.C. 1828(k) and 12 C.F.R. Part 359.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Pennsylvania.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“GAAS” shall mean generally accepted auditing standards in the United States as in effect from time to time.

“Governing Documents” shall mean the Articles of Incorporation, Certificate of Incorporation, Bylaws and all resolutions or actions taken by the board of directors and stockholders.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator or tribunal, including Regulatory Authorities and Taxing Authorities.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended, and the rules and regulations thereunder.

“Incomparable Position” shall have the meaning set forth in Section 7.8(i) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means actual knowledge by the members of the board of directors of that Person or any officer of that Person with the title ranking no less than senior vice president.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business

“Loan” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, guarantees and similar interest-bearing assets, as well as commitments to extend any of the same.

“Maryland Merger Certificate” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to a Party, (i) a material adverse effect on the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole, or (ii) a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Party the cause of which is (A) any change after the date of this Agreement in (x) laws, rules or regulations of general applicability or published interpretations thereof by Governmental Authorities, (y) GAAP, or (z) regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally, (B) the announcement of this Agreement or any action or omission of any Party or any Subsidiary thereof required under this Agreement or taken or omitted to be taken with the express written permission of the other Party or Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement, (C) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, or (D) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to any Party or its Subsidiaries.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“MGCL” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“NexTier” shall have the meaning as set forth in the introduction of the Agreement.

“NexTier Bank” shall have the meaning as set forth in the Preamble of the Agreement.

“NexTier Common Stock” means the common stock, par value $1.00 per share, of NexTier.

“NexTier Disclosure Schedule” shall have the meaning set forth in Article 5 of the Agreement.

“NexTier Financial Statements” shall have the meaning set forth in Section 5.3(a) of the Agreement.

“NexTier Termination Fee” shall have the meaning set forth in Section 9.3(b) of the Agreement.

“Notice of Superior Proposal” shall have the meaning as set forth in Section 7.2(f) of the Agreement.

“OCC” means the federal Office of the Comptroller of the Currency.

“Option Consideration” shall have the meaning set forth in Section 3.3(a) of the Agreement.

“OREO” shall have the meaning as set forth in the Section 4.14(a) of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Owned Real Property” means the real property located at 3455 Forbes Avenue, Pittsburgh, Pennsylvania 15213.

“Party” means NexTier or Eureka and “Parties” means both of such Persons.

“Payment Fund” shall have the meaning set forth in Section 3.2(a) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.8(d) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute an Eureka or NexTier Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity

“Plan Termination Date” shall have the meaning set forth in Section 7.8(c) of the Agreement.

“Principal Stockholders” shall have the meaning set forth in the preamble of the Agreement.

“Proxy Statement” shall mean the proxy statement relating to the Eureka Stockholder Meeting.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Regulatory Authorities” means, collectively, the Pennsylvania State Board of Financial Institutions, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Transaction” shall have the meaning as set forth in Section 4.7(b) of the Agreement.

“Representative” means any officer, director, employee, investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“SEC” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Securities Act” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Subsequent Determination” shall have the meaning as set forth in Section 7.2(f) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” shall have the meaning as set forth in Section 7.2(d) of the Agreement.

“Support Agreements” shall have the meaning set forth in the preamble of the Agreement.

“Surviving Corporation” shall have the meaning as set forth in the Section 1.1 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Eureka, shall be paid at Closing and prior to the Effective Time.

10.3 Brokers and Finders. Except for the Eureka Financial Advisor as to Eureka, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by NexTier or by Eureka, each of NexTier and Eureka, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Eureka has provided to NexTier a copy of the Eureka Financial Advisor’s engagement letter and expected fee for its services and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Support Agreements (including the documents and instruments referred to herein and therein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Eureka Stockholder Approval has been obtained; provided, that after any such Eureka Stockholder Approval, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of the Eureka Common Stock or that is otherwise prohibited by the MGCL.

10.6 Waivers.

(a) Prior to or at the Effective Time, NexTier, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Eureka, to waive or extend the time for the compliance or fulfillment by Eureka of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NexTier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NexTier.

(b) Prior to or at the Effective Time, Eureka, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NexTier, to waive or extend the time for the compliance or fulfillment by NexTier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Eureka under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Eureka.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Eureka:	Eureka Financial Corp.
3455 Forbes Avenue
Pittsburgh, PA 15213
Attention: Edward F. Seserko
Facsimile: 412-681-6625

Copy to:	Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, 9th Floor
Washington, DC 20005
Attention: Christina M. Gattuso
Facsimile: 202-204-5611

NexTier:	NexTier, Inc.
222 Market Street
Kittanning, PA 16201
Attention: Richard Krauland
Facsimile: 724-548-9264

And

NexTier, Inc.
245 Pittsburgh Road
Butler, PA 16001
Attention: Brian Dutton
Facsimile: 724-214-5831

Copy to:	Cohen & Grigsby, P C
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3152
Attention: Michael D. Winterhalter
Facsimile: 412-209-1899

10.9 Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

NexTier, Inc.

By:	/s/ Richard J. Krauland
Name:	Richard J. Krauland
Title:	President and CEO

Eureka Financial Corp.

By:	/s/ Edward F. Seserko
Name:	Edward F. Seserko
Title:	President and CEO

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